                                                                    Exhibit 4(b)


                                 AMENDMENT NO. 1

                          Dated as of November 14, 1996


                     AMENDMENT by and among AMSCAN INC., a corporation organized under the laws of the State of New York (for itself and as successor by merger to Kookaburra USA, Ltd. and Deco Paper Products, Inc.), and TRISAR INC. (collectively, the "Borrowers" and each, individually, a "Borrower"), each of the banks parties to the Credit Agreement (as hereinafter defined) (the "Banks") and THE CHASE MANHATTAN BANK (successor by merger to THE CHASE MANHATTAN BANK, N.A.), as agent for the Banks (in such capacity, together with its successors and assigns in such capacity, the "Agent").

                     PRELIMINARY STATEMENTS:

                     A. Amscan Inc., Trisar, Inc., the Banks and the Agent have entered into a Credit Agreement dated as of September 20, 1995 (the "Credit Agreement"; the capitalized terms defined therein being used herein as therein defined unless otherwise defined herein).

                     B. The Borrowers, the Banks and the Agent have agreed to amend the Credit Agreement as hereinafter set forth.

                     SECTION 1. AMENDMENTS. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

                               (a) The definition of the term "Letters of
Credit" contained in Section 1.1 of the Credit Agreement is amended and restated in full to read as follows:

                                         "Letters of Credit" means one or more
                     commercial letters of credit, each with an expiration date of up to six (6) months from the date of issue, or one or more standby letters of credit with either (a) an expiration date of up to twelve (12) months from the date of issue, or (b) an evergreen provision, by virtue of which the letter of credit shall renew annually unless the Issuing Bank provides the beneficiary with notice of non-renewal, issued by the Issuing Bank for the account of any Borrower as more particularly set forth in Section 2.1(b) hereof. "Letters of Credit" shall include, without limitation, those Letters of Credit set forth on Schedule 1.1 hereto.

                               (b) Section 2.1(b) of the Credit Agreement is
amended and restated in full to read as follows:

                                         (b) Subject to the terms and conditions
                     of this Agreement, the Issuing Bank, on behalf of the Banks, agrees for the account of any Borrower from time to time during the period from the date hereof until the Termination Date, to issue Letters of Credit, PROVIDED, HOWEVER, that the aggregate amount of all L/C Credits may not exceed at any time the lesser of (i) $10,000,000 (only $4,000,000 of which may be standby letters of credit) or
                     (ii) the amount by which the Borrowing Base exceeds the aggregate principal amount of all outstanding Loans. The Banks shall participate in each such issuance consistent with Section 10.16. All payments in respect of a Letter of Credit issued by the Issuing Bank will be due and payable in accordance with the terms of this Agreement and the L/C Documents relating to such issuance.

                                         Notwithstanding anything to the
                     contrary herein, no Letter of Credit shall have an expiry date later than five (5) days prior to the Termination Date.

                               (c) Section 7.1 of the Credit Agreement is
amended by the addition of the following new paragraph (c), and relettering the following paragraphs accordingly:

                                         (c) Debt of such Borrower pursuant to
                     guarantee agreements, but only to the extent that such Debt is secured by a Letter of Credit issued by the Issuing Bank pursuant to Section 2.1(b);

                               (d) Section 7.2 of the Credit Agreement is
amended and restated in full to read as follows:

                                         7.2 GUARANTEES, ETC. Assume, guarantee,
                     endorse or otherwise be or become directly or contingently responsible or liable, or permit any of its Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, asset, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except:

                                         (a) guarantees by endorsement of
                     negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                                         (b) as set forth on Schedule 5.10; and

                                         (c) guarantees secured in whole by a
                     Letter of Credit issued by the Issuing Bank pursuant to
                     Section 2.1(b).

                               (e) A new Schedule 1.1 is added to the Credit
Agreement in the form of Schedule 1.1 attached hereto.

                     SECTION 2. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective when, and only when, the Agent shall have received counterparts of this Amendment duly executed by the Borrowers, the Banks and the Agent, and Section 1 hereof shall become effective when, and only when, the Agent shall have additionally received all of the following documents, each document (unless otherwise indicated) being dated the date of receipt thereof by the Agent (which date shall be the same for all such documents), in form and substance satisfactory to the Agent and its legal counsel:

                               (a) Certified copies of (i) the resolutions of
the Board of Directors of each Borrower approving this Amendment and the matters contemplated hereby and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby.

                               (b) A certificate of the Secretary or an
Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Amendment and the other documents to be delivered hereunder.

                               (c) A certificate signed by a duly authorized
officer of each Borrower stating that:

                               (i) The representations and warranties contained
                     in Section 3 hereof are correct on and as of the date of such certificate as though made on and as of such date, and

                               (ii) No event has occurred and is continuing
                     which constitutes a Default or an Event of Default.

         SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE BORROWERS. Each borrower represents and warrants as follows:

                     (a) Such Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Amendment.

                     (b) The execution, delivery and performance by such Borrower of this Amendment are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) such Borrower's charter or by-laws, (ii) law or any contractual restriction binding on or affecting such Borrower, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge, encumbrance or preferential arrangement of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Borrower.

                     (c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of this Amendment.

                     (d) This Amendment constitutes legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms.

                     (e) The Security Agreement constitutes valid and perfected first priority security interests and liens in and to the Collateral covered thereby enforceable against all third parties in all jurisdictions and secure the payment of all obligations of such Borrower under the Facility Documents (including, without limitation, L/C Credits), and the execution, delivery and performance of this Amendment do not adversely affect the aforesaid security interests and liens of such Security Agreement.

                     (g) There is no pending or threatened action or proceeding affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of such Borrower or any Subsidiary. There is no pending or threatened action or proceeding affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which purports to affect the legality, validity or enforceability of this Amendment.

                     (h) The covenants of the Borrowers contained in those two certain waiver letters pertaining to the Credit Agreement, each dated as of September 5, 1996, have been satisfied or discharged in full.

         SECTION 4. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT.

                     (a) Upon the effectiveness of section 1 hereof, on and after the date hereof each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in any Facility Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

                     (b) Except as specifically amended above, the Credit Agreement, the Notes and the other Facility Documents, shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Security Agreement and all of the Collateral described therein do and shall continue to secure the payment of all obligations, indebtedness and liabilities of the Borrowers to the Bank under the Credit Agreement and the other Facility Documents (including, without limitation, L/C Credits), as amended hereby.

                     (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under any of the Facility Documents, nor constitute a waiver of any provision of any of the Facility Documents.

         Section 5. COSTS, EXPENSES AND TAXES. The Borrowers jointly and severally agree to pay on demand all costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the agent as to its rights and responsibilities hereunder and thereunder. The Borrowers further jointly and severally agree to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this section 5. In addition, the Borrowers shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment, and agrees to save the Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         Section 6. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         Section 7. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   Borrowers:

                                   AMSCAN INC.


                                   By:    /s/ James M. Harrison
                                       ------------------------------
                                       Name:  James M. Harrison
                                       Title:  Vice President


                                   TRISAR INC.


                                    By:   /s/ John A. Svenningsen
                                       ------------------------------
                                       Name:  John A. Svenningsen
                                       Title:    President

                                  Agent:

                                  THE CHASE MANHATTAN BANK
                                  (successor by merger to The Chase Manhattan
                                  Bank, N.A.)

                                  By:   /s/ Carol A. Kornbluth
                                     ------------------------------
                                     Carol A. Kornbluth
                                     Vice President

                                  Banks:

                                  THE CHASE MANHATTAN BANK
                                  (successor by merger to The Chase Manhattan
                                  Bank, N.A.)


                                  By:   /s/ Carol A. Kornbluth
                                     ------------------------------
                                     Carol A. Kornbluth
                                     Vice President


                                      FIRST UNION NATIONAL BANK (as
                                      successor to First Fidelity Bank, N.A.)


                                  By:    /s/ John Ritacco
                                     ------------------------------
                                     John Ritacco
                                     Senior Vice President


                                  FLEET BANK, N.A.
                                  (for itself and as successor to NatWest Bank,
                                   N.A.)


                                  By:    /s/ Neil Platt
                                     ------------------------------
                                     Neil Platt
                                     Vice President

                                  Schedule 1.1

                                Letters of Credit


Issuing Bank                                                        Current
SBLC #           Beneficiary                    Amount              Expiry Date
------           -----------                    ------              -----------
P-262881         The Travelers Companies        $450,000            12/31/97

P-263223         Town of Greenburgh             $75,000             12/26/96